                                                                     EXHIBIT 3.1


                              RESTATED AND AMENDED
                          CERTIFICATE OF INCORPORATION
                              OF AVANEX CORPORATION


     Avanex Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Avanex Corporation. The corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 1, 1999.

     B. This Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.

     C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                    Article I

     The name of this Corporation is Avanex Corporation.

                                   Article II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   Article III

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   Article IV

     (a) Authorized Capital. This Corporation is authorized to issue two classes of stock, designated "Preferred Stock" and "Common Stock." The total number of shares which this Corporation shall have authority to issue is, 113,100,000 of which 75,000,000 shares shall be Common Stock, with a par value of $.001 per share and 38,100,000 shares shall be Preferred Stock, with a par value of $.001 per share. The Preferred Stock shall consist of four series designated Series A Preferred Stock (the "Series A Preferred"), consisting of 6,900,000 shares, Series B Preferred Stock (the "Series B Preferred"), consisting of 9,525,000 shares, Series C Preferred Stock (the "Series C Preferred"), consisting of 16,275,000 shares and Series D Preferred Stock (the "Series D Preferred"), consisting of 5,400,000 shares.

     (b) Authorized Capital Following Automatic Conversion Event. Upon the automatic conversion of all outstanding shares of Preferred Stock in accordance with the provisions of this Article IV, Section (b)(3)(b) of this Restated and Amended Certificate of Incorporation (the "Automatic Conversion Event"), the Company shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Company shall have the authority to issue shall be 300,000,000, $.001 par value, and the total number of shares of Preferred Stock the Company shall have the authority to issue shall be 10,000,000, $.001 par value. Immediately following any Automatic Conversion Event, the Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

     (c) Restatement of Certificate of Incorporation. Immediately following any Automatic Conversion Event, the Board of Directors of the Company is authorized, without the further consent or approval of the stockholders of the Company to amend and restate this Certificate of Incorporation to show the authorized classes of capital stock as set forth in the preceding paragraph and to eliminate all references in this Certificate of Incorporation to the rights, preferences, privileges and restrictions of the series of Preferred Stock including those set forth in this Article IV (and, in connection with any such amendment and restatement, to renumber the remaining Articles).

     (d) Preferred Stock. A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and the holders thereof is as follows:

          (1) Dividends. The holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.011, $0.021, $0.04 and $0.192 respectively, per share, per annum, payable in preference and priority to any payment of any dividend on Common Stock when and as declared by the Board of Directors. After payment of such dividends, any additional dividends declared shall be distributed among all holders of Series A Preferred Stock, all holders of Series B Preferred Stock, all holders of Series C Preferred Stock, all holders of Series D Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were converted into Common Stock at the then effective Conversion Prices (as defined in paragraph 3(a) below). The right to such dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

     In the event that the Corporation shall have declared but shall not have paid dividends outstanding immediately prior to, and in the event of, a conversion of the Preferred Stock (as provided in paragraph 3 hereof), the Corporation shall, at the option of each holder, pay in cash to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, paragraph 3 hereof.

          (2) Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.149 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) for each share of Series A Preferred Stock then held by them, $0.267 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) for each share of Series B Preferred Stock then held by them, $0.504 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) for each share of Series C Preferred Stock then held by them, $3.833 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) for each share of Series D Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on each such share of Preferred Stock. If, upon the occurrence of such event the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock the full preferential amounts to which they respectively shall be entitled pursuant to this Section 2(a), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the full liquidation preference to which such holder is entitled.

               (b) After payment has been made to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the respective amounts to which they shall be entitled as provided in Section 2(a) above, the remaining assets of the corporation available for distribution to stockholders shall be distributed ratably among the holders of the Common Stock.

               (c) For purposes of this paragraph 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which more than fifty percent (50%) of the outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a transaction solely for the purpose of reincorporating the Corporation pursuant to the laws of another jurisdiction) or (ii) the sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

          (3) Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and nonassessable shares of Common Stock, in the case of the Series A Preferred Stock, as is determined by dividing $0.149 by the then applicable Series A Conversion Price (as defined below), in the case of the Series B Preferred, as is determined by dividing $0.267 by the then applicable Series B Conversion Price (as defined below), in the case of the Series C Preferred, as is determined by dividing $0.504 by the then applicable Series C Conversion Price (as defined below) and in the case of the Series D Preferred, as is determined by dividing $3.833 by the then applicable Series D Conversion Price (as defined below) determined as hereinafter provided.

               The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be

$0.149 per share of Common Stock, the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred Stock (the "Series B Conversion Price"), shall initially be $0.267 per share of Common Stock, the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series C Preferred Stock (the "Series C Conversion Price"), shall initially be $0.504 per share of Common Stock and the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series D Preferred Stock (the "Series D Conversion Price"), shall initially be $3.833 per share of Common Stock (the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price being collectively referred herein as the "Conversion Prices"). Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, (i) in the event of the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of at least $2.67 (as adjusted for stock splits, reverse stock splits and the like) and an aggregate offering price to the public of not less than $10,000,000, or (ii) at the election of the holders of at least a majority of the outstanding shares of Preferred Stock (voting on an as converted basis). In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such underwritten public offering.

               (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. Such notice shall also state whether the holder elects, pursuant to paragraph (1) hereof, to receive declared but unpaid dividends on the Preferred Stock proposed to be converted in cash, or to convert such dividends into shares of Common Stock at their fair market value as determined by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Preferred Stock which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion shall be conditioned upon the closing of such public offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing.

               (d) Adjustments to Conversion Price for Diluting Issues.

                    (i) Special Definitions. For purposes of this paragraph
(3)(d), the following definitions shall apply.

                         (1) "Options" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2) "Convertible Securities" shall mean any evidences
of indebtedness, shares (other than Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (3) "Series A Original Issue Date" shall mean the date
on which the first share of Series A Preferred Stock was first issued.

                         (4) "Series B Original Issue Date" shall mean the date
on which the first share of Series B Preferred Stock was first issued.

                         (5) "Series C Original Issue Date" shall mean the date
on which the first share of Series C Preferred Stock was first issued.

                         (6) "Series D Original Issue Date" shall mean the date
on which the first share of Series D Preferred Stock was first issued.

                         (7) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to paragraph 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued or issuable:

                              (A) upon conversion of shares of the Preferred
Stock;

                              (B) to officers or employees of, or consultants
to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program (collectively, the "Plans") approved by the Board of Directors.

                              (C) as a dividend or distribution on the Preferred
Stock;

                              (D) upon exercise or conversion of warrants to
purchase shares of Common Stock issued in connection with equipment lease financing transactions, bank financing transactions or real estate leasing transactions approved by the Board of Directors, where the issuance of such warrants is not principally for the purpose of raising additional equity capital for the Corporation; and

                              (E) by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C) and (D) or on shares of Common Stock so excluded.

                    (ii) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect on the date of, and immediately prior to such issue. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made pursuant to paragraph (iv) below as a result of any stock dividend or subdivision which causes an adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price pursuant to Section 3(e) below.

                    (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series A Original Issue Date with respect to the Series A Preferred Stock, after the Series B Original Issue Date with respect to the Series B Preferred Stock, after the Series C Original Issue Date with respect to the Series C Preferred Stock and after the Series D Original Issue Date with respect to the Series D Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued: with respect to the Series A Preferred Stock, unless the consideration per share (determined pursuant to paragraph 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price; with respect to the Series B Preferred Stock, unless the consideration per share (determined pursuant to paragraph 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series B Conversion Price; with respect to the Series C Preferred Stock, unless the consideration per share (determined pursuant to paragraph 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series C Conversion Price; or with respect to the Series D Preferred Stock, unless the consideration per share (determined pursuant to paragraph 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series D Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:

                              (A) no further adjustment in the Series A
Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                              (C) on the expiration or cancellation of any
Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause (B) above, the Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price or Series D Conversion Price, as applicable, shall be recomputed as if:

                                   (1) in the case of Convertible Securities or
Options for Common, the only Additional Shares of Common Stock issued were shares of Common, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the corporation upon such conversion or exchange, if any, and

                                   (2) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (D) no readjustment pursuant to clauses (B) and
(C) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, to an amount which exceeds the lower of (i) the initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, or (ii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 3(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price and/or the Series D Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and/or the Series D Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and/or the Series D Conversion Price, as applicable, by a fraction, the numerator of which shall be the sum of
(i) the number of shares of Common Stock outstanding or Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue (excluding shares of Common Stock deemed issued pursuant to paragraph 3(d)(iii) but not actually issued and outstanding) plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding or Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue (excluding shares of Common Stock deemed issued pursuant to paragraph 3(d)(iii) but not actually issued and outstanding) plus (B) the number of such Additional Shares of Common Stock so issued.

                    (v) Determination of Consideration. For purposes of this paragraph 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1) Cash and Property. Such consideration shall:

                              (A) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation;

                              (B) insofar as it consists of securities (i) if
the securities are then traded on a national securities exchange or the NASDAQ Stock Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the thirty-day period ending three (3) days prior to receipt by the Corporation, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the thirty-day period ending three (3) days prior to the receipt by the Corporation, and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Corporation, as determined in good faith by the Board of Directors of the Corporation;

                              (C) insofar as it consists of property other than
cash and securities, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (D) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A), (B) and (C) above, as determined in good faith by the Board of Directors.

                         (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                              (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (y) the maximum number of shares of Common Stock
(as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (e) Adjustments for Stock Dividends, Subdivisions, Combinations, or Consolidations. In the event the Corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Common Stock, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately adjusted.

               (f) No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph (3) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

               (g) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this paragraph (3) or paragraph (2)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of Common Stock deliverable upon conversion of each share of such Series would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (3) with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this paragraph (3) (including adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (4) Voting Rights and Directors.

               (a) Voting Rights. Except as otherwise required by law and as provided in paragraph (4)(b) below and paragraph (5) below, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote and (ii) the holders of Common Stock have one vote per share of Common Stock.

               (b) Directors.

                    (i) For so long as at least 6,750,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, reverse splits, recapitalizations and the like), the holders of shares of Preferred Stock, voting as a separate class, shall be entitled to elect three directors. If, however, at least 2,250,000 shares of Preferred Stock (but less than 6,750,000 shares of Preferred Stock) are outstanding (as adjusted for stock splits, reverse splits, recapitalizations and the like), the holders of shares of Preferred Stock, voting as a separate class, shall be entitled to elect only two directors.

                    (ii) The holders of shares of Common Stock voting as a separate class shall be entitled to elect two directors.

                    (iii) The remaining directors shall be elected by the holders of the Preferred Stock and the holders of Common Stock voting as a single class.

                    (iv) In the case of a vacancy in the office of any director occurring among the directors elected by the Preferred Stock or the Common Stock or by the holders of the Preferred Stock and the holders of Common Stock voting as a single class, as the case may be, at any annual or special meeting or by unanimous written consent thereof, such vacancy shall be filled by the affirmative vote of the holders of such Preferred Stock or such Common Stock, or by the holders of the Preferred Stock and the holders of Common Stock voting as a single class, as the case may be, given at a special meeting of stockholders duly called or by an action by written consent for that purpose. Any director elected by the holders of a particular class or Series of stock may be removed during such director's term of office, either for or without cause, by and only by the affirmative vote of the holders of the outstanding shares of such class or Series of stock given at a special meeting of stockholders duly called or by an action by written consent for that purpose.

                    (v) At any time after the number of directors that the holders of the Preferred Stock are entitled to elect is reduced to two pursuant to (b)(i) above, the holders of 30% or more of the outstanding shares of Preferred Stock, have a right to call a special meeting of stockholders for the purpose of electing all of the members of the board of directors, such right to be exercisable by delivering a request in writing for the calling of the special meeting to the president or secretary, or to the chairman of the board or a vice-president if there be such. The officer receiving the request shall forthwith cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 nor more than 60 days after the receipt of the request. If the notice is not given within 20 days after receipt of the request, the stockholders calling the meeting shall have the rights accorded to them pursuant to subdivision (c) of Section 601 of the California Corporations Code. Upon the election of directors by the stockholders (voting in accordance with this Section IV(d) 4(b)) at a special meeting, the terms of all persons who were directors immediately prior thereto shall terminate and the directors elected by the Preferred Stock, together with the directors elected at the special meeting by the Common Stock, and the directors elected at the special meeting by the Preferred Stock and the Common Stock together voting as a single class shall constitute the directors of the corporation, to serve as such until the next annual meeting.

          (5) Protective Provisions. In addition to any other rights provided by law and except as provided by law, so long as any Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis:

               (a) authorize or issue shares of any class of stock having any preference or priority as to voting, dividends or upon liquidation superior to or on a parity with any such preference or priority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to voting, dividends or upon liquidation superior to or on a parity with any such preference or priority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

               (b) declare or pay any dividends on the Common Stock other than dividends payable solely in Common Stock;

               (c) redeem or purchase any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at cost (unless a repurchase price other than cost is unanimously approved by the board of directors) from employees, officers, directors, consultants or other persons performing services for the Corporation upon the termination of the employment, consulting or other relationship between the Corporation and such persons in an amount not to exceed $25,000 in any twelve-month period;

               (d) increase the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

               (e) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

               (f) consummate a sale of all or substantially all of the Corporation's assets or any transaction or Series of related transactions (including, without limitation, any reorganization, merger or consolidation) which would result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving entity immediately following such transaction;

               (g) redeem or purchase any Preferred Stock except in accordance with paragraph (9) below;

               (h) effect a dissolution, liquidation or winding up of the Corporation; or

               (i) permit any subsidiary of the Corporation to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly-owned subsidiary, any stock of such subsidiary.

          (6) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted into Common Stock pursuant to paragraph (3) hereof, the shares of Preferred Stock so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          (7) Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

          (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.


          (9) Redemption.

               (a) On December 31 of each year (the "Redemption Date") beginning December 31, 2004 and continuing until all shares of Preferred Stock have been redeemed, at the option of the holders of a majority of the then-outstanding Preferred Stock and upon the receipt by the Corporation on or before the date which is thirty (30) days prior to each Redemption Date of a written request for redemption from each holder of Preferred Stock requesting redemption, the Corporation shall redeem, from any source of funds legally available therefor, the number of shares of Preferred Stock (i) set forth in such holder's written request; provided, however, that the maximum number of shares the Corporation is required to redeem from all holders of Preferred Stock requesting redemption is that number of shares determined by multiplying 0.25 by the number of shares of Preferred Stock outstanding on the first Redemption Date, plus (ii) all shares of Preferred Stock which such holders had requested to redeem on any prior Redemption Date but were not redeemed by the Corporation; plus, all declared but unpaid dividends on such shares of Preferred Stock. The Corporation shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the Preferred Stock to be redeemed a sum equal to $0.149 per share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to the Series A Preferred) plus all declared but unpaid dividends on such shares (the "Series A Redemption Price"), $0.267 per share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to the Series B Preferred) plus all declared but unpaid dividends on such shares (the "Series B Redemption Price"), $0.504 per share of Series C Preferred ( as adjusted for any stock dividends, combinations or splits with respect to the Series C Preferred) plus all declared but unpaid dividends on such shares (the "Series C Redemption Price") and $3.833 per share of Series D Preferred (as adjusted for any stock dividends, combinations or splits with respect to the Series D Preferred) plus all declared but unpaid dividends on such shares (the "Series D Redemption Price").

               (b) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, the Corporation shall mail, first class postage prepaid, written notice to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred to be redeemed from such holder (which shall be determined on a pro rata basis), the Redemption Date, the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price and the Series D Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation in the manner and at the place designated, his or her certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subparagraph 9(c), on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such Preferred Stock shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all shares represented by any such certificate or certificates are redeemed, a new certificate shall be issued presenting the unredeemed shares.

               (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price in which case the holders of Preferred Stock shall not be required to redeem any outstanding shares of Preferred Stock and shall retain all rights as holders of such shares, all rights of the holders of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the right and preferences provided herein.

               (d) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having an aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after such Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to subparagraph 9(b) of this Article IV above. As of each Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after such Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificate therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this subparagraph 9(d) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to paragraph
(3) of this Article IV prior to the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this subparagraph 9(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

                                    Article V

     The Corporation is to have perpetual existence.

                                   Article VI

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the corporation shall so provide.

                                   Article VII

          (a) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation.

          (b) At such time as a Registration Statement regarding the sale of the corporation's Common Stock to the public is declared effective by the Securities and Exchange Commission, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

          (c) Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (d) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors ("Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

          (e) The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation's Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

          (f) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

          (g) Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

                                  Article VIII

          Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article VII or this Article VIII.

                                   Article IX

          The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VIII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

                                    Article X

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   Article XI

     (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation or any subsidiary of the Corporation shall be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

     (b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

     (c) Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   Article XII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  Article XIII

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   Article XIV

     Stockholders shall not be entitled to cumulative voting rights for the election of directors.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his or her own knowledge.

     IN WITNESS WHEREOF, the undersigned has executed this certificate in Fremont, California, this _____ day of December, 1999.


                                    -------------------------------------------
                                    Walter Alessandrini, Chief Executive Officer


                                    -------------------------------------------
                                    Judith M. O'Brien, Secretary